Exhibit 10.28

TRANSITION SEVERANCE AGREEMENT

THIS TRANSITION SEVERANCE AGREEMENT (the “Agreement”) is made this ____ day of August 2017, by and between OMAM Inc., (“the Company”) and , (“the Executive”). It is intended to provide enhanced severance for a limited duration, for the purpose of retaining key talent during the Company’s leadership transition. In consideration of the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows.

1.TERM. The term of this Agreement (the “Term”) shall commence on August ____, 2017 (the “Effective Date”) and shall continue until the earlier of (i) two (2) years following the commencement of employment by the Company’s next new permanent CEO, or (ii) the date on which the Executive’s employment is terminated by the Executive or the Company pursuant to Section 2 below.
2.    TERMINATION. Either the Executive or the Company may terminate the Executive’s employment at any time, for any reason, upon written notice (the “Termination Date”). Any payment upon termination will be subject to the provisions of this Section 2.
a.    Termination By The Company With Cause. The Company may terminate the Executive’s employment with Cause immediately upon written notice, subject to the terms of this Section 2(a). Upon termination of the Executive’s employment with the Company with Cause, except with respect to accrued but unpaid base salary and any vested benefits to which the Executive may be entitled under any applicable plans and programs of the Company as of the Termination Date, the Executive will not earn or be eligible for, and the Company shall not be obligated to pay the Executive, any other compensation, including any annual bonus or other amounts provided herein, and the Company shall have no further liability or obligation whatsoever to the Executive hereunder. “Cause” means: (i) the Executive’s willful or reckless misconduct, or gross, continuing or repeated negligence in the performance of the Executive’s duties and responsibilities with respect to the Company or any of its affiliates, or his or her material failure to carry out directions which are reasonable in light of the Executive’s primary duties and responsibilities, or any other conduct that results in substantial injury (monetary or otherwise) to the Company or any member of the Company Group (as defined below) or their officers, directors, employees or other agents; (ii) the Executive’s conviction of a felony, which has or could have a material adverse effect (monetary or otherwise) on the Company or any member of the Company Group or their affiliates, officers, directors, employees or other agents; (iii) the Executive’s embezzlement or misappropriation of funds, commission of any material act of dishonesty, fraud or deceit, or violation of any federal or state law applicable to the securities industry; (iv) the Executive’s material breach of a legal or fiduciary duty owed to the Company or any member of the Company Group or their officers, directors, employees or other agents; or (v) the Executive’s material breach of any provision of any agreement between the Executive and the Company or any member of the Company Group, any Company policy or practice, or any applicable law.

b.    Termination By The Executive. The Executive may terminate the Executive’s employment by providing the Company with sixty (60) days’ written notice (the sixty (60) day period described in this Section 2(b) and Section 2(c) below is referred to as the “Notice Period”). In the event the Executive provides notice to the Company under this Section 2(b), and regardless of whether the Company terminates the Executive prior to the expiration of the Notice Period, the Executive shall be eligible to receive during the Notice Period (i) the Executive’s current base salary and (ii) continuation of health benefits normally offered to the Executive at the active employee rate, for the portion of time that the Executive is actively working or, if terminated, benefits will continue through the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and the cost of COBRA will be at the active employee rate for the balance of the Notice Period or, if applicable, the Company will provide a taxable reimbursement in an amount equal to the employer portion of the premiums for such health benefits for the balance of the Notice Period; upon completion of the Notice Period the Executive may continue COBRA coverage for the remainder of the applicable statutory period at the COBRA rate in effect at the time. The Executive will not earn or be eligible for, and the Company shall not be obligated to pay the Executive, any other compensation, including any annual bonus or other amounts provided herein. The Company shall have no further liability or obligation whatsoever to the Executive except that (i) any vested but unpaid amounts (e.g., deferred compensation) will be treated in accordance with the applicable plan terms, (ii) equity awards will be treated in accordance with their terms, and (iii) executive remains eligible for COBRA coverage in accordance with applicable law.
c.    Termination By The Company Without Cause. The Company may terminate the Executive’s employment without Cause at any time upon sixty (60) days’ notice or payment in lieu of all or any portion of the Notice Period Upon a termination by the Company of the Executive without Cause, and in consideration for and subject to the Executive signing a general waiver and release of claims provided by the Company, in substantially the form attached hereto as Exhibit A, and ongoing compliance with the restrictive covenants set forth in Sections 3 and 4 of this Agreement, the Executive will be entitled to receive severance payments and benefits equal to:
(i)    A lump sum payment equal to the Executive’s Salary and Bonus (as defined below) for the Severance Period (as defined below), payable in cash. The term “Salary and Bonus” means (A) the Executive’s monthly salary at the rate in effect immediately before the Termination Date, plus (B) the amount of the annual Bonus (as defined below) paid or granted to the Executive for the prior fiscal year (or, if no Bonus has been paid or granted for the prior fiscal year, the Bonus paid or granted for the most recent fiscal year for which a Bonus was paid or granted) divided by twelve (12). The “Severance Period” is twelve (12) months; provided, however, that if any portion of the Notice Period is worked by the Executive or payment in lieu of a portion or all of the Notice Period is provided, the Executive will receive twelve (12) months of Salary and Bonus, reduced by any amount of salary paid to the Executive with respect to the Notice Period (i.e. the total amount provided to the Executive following the beginning of the Notice Period will be equal to twelve (12) months of Salary and Bonus). For purposes of this Agreement, the term “Bonus” means the full annual incentive amount, expressed as a dollar amount, that is awarded to the Executive for the applicable year based on performance, which may be payable in a combination of cash and equity grants.
(ii)    Continuation of health benefits at the active employee rate through COBRA or, if applicable, taxable reimbursement in an amount equal to the employer portion of the premiums for such health and welfare benefits for twelve (12) months after the Termination Date.
(iii)    An annual Bonus for the year in which the Termination Date occurs, based on attainment of the applicable objective performance goals according to the terms of the annual bonus plan, which shall be pro-rated based on the number of days worked during the termination year through the end of the Notice Period (without regard to whether pay is provided in lieu of all or a portion of the Notice Period). The Bonus for the year in which the Termination Date occurs shall be calculated in a manner similar to that used for similarly situated executives of the Company (determined as if the Executive’s employment had not terminated). The prorated Bonus under this subsection (iii) shall be paid in cash at the same time that Bonuses are paid to employees for the year in which the Termination Date occurs.
(iv)     If the annual Bonus earned for the year prior to the year in which the Termination Date occurs has not yet been paid, such annual Bonus shall be paid to the Executive in cash at the same time as Bonuses are paid to employees for such year.
(v)     Continued vesting of the Executive’s time- and performance-based restricted stock and restricted stock unit awards pursuant to their existing vesting schedules. To the extent the Company has a tax withholding obligation (relating to income, employment and/or social security taxes) with respect to one or more unvested awards as of the Termination Date, a sufficient number of the Executive’s time-based awards will be deemed to vest and may be sold to cover the minimum applicable tax withholding tax liability, provided that such vesting and sale does not have adverse consequences under IRC Section 409A and is otherwise permitted by applicable law, and subject to the provisions of the Company’s insider trading policy. Continued vesting means that the awards will no longer be subject to the requirement of continued service, but (i) any performance-based awards will continue to be subject to vesting based on attainment of performance goals, (ii) except as provided above with respect to tax withholding, the shares subject to the awards may not be transferred until the specified vesting dates in the applicable award agreements, and (iii) the awards will be subject to forfeiture pursuant to the Company’s Clawback Policy or in the event of a breach by the Executive of any restrictive covenants under this

Agreement or under any other agreement with the Company or a member of the Company Group.
d.    Payments. The severance payment set forth in Section 2(c)(i) shall be paid in a lump sum payment within 60 days following the Termination Date, subject to expiration of the statutory rescission period for signing the release and waiver of claims. The COBRA reimbursement set forth in Section 2(c)(ii) shall be paid in accordance with customary payroll practices over the 12 month period following the Termination Date and shall commence within 60 days following the Termination Date, subject to expiration of the statutory rescission period for signing the release and waiver of claims; provided that the first payment shall include any amounts that would have otherwise been paid in accordance with customary payroll practices during the period between the Termination Date and the first payment date. Notwithstanding the provisions of this Section 2(d), if the foregoing release and waiver period following the Termination Date spans two calendar years and if required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payments shall not commence until the later calendar year.
e.    Termination By The Executive for Good Reason. The Executive may terminate employment for Good Reason, as described in this Section 2(e). Upon a termination for Good Reason, and in consideration for and subject to the Executive signing a general waiver and release of claims provided by the Company, in substantially the form attached hereto as Exhibit A, and ongoing compliance with the restrictive covenants set forth in Sections 3 and 4 of this Agreement, the Executive will be entitled to receive the severance payments and benefits described in Section 2(c) above. The term “Good Reason” means the occurrence of one or more of the following without the Executive’s consent, other than on account of Executive’s inability to perform his or her duties on account of mental or physical disability:
(i)    A material reduction of the Executive’s aggregate annual compensation, including, without limitation, base salary and annual bonus and other incentive compensation opportunity, from that in effect immediately prior to the commencement of employment by the Company’s new permanent CEO, if such reduction is not related to either individual or corporate performance.
(ii)    A material change in the geographic location at which the Executive must perform services for the Company (which, for purposes of this Agreement, means a change in Executive’s principal place of employment by 50 or more miles, provided that such relocation materially increases the time of the Executive’s commute as compared to the Executive’s commute immediately prior to the commencement of employment by the Company’s new permanent CEO).
The Executive must provide written notice of termination for Good Reason to the Company within thirty (30) days after the event constituting Good Reason. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s thirty (30)-day cure period. If the event constituting Good Reason is a material reduction in compensation described in subsection (i) above, the Executive’s Salary and Bonus for purposes of the severance calculations shall be determined without regard to the material reduction of compensation described in subsection (i).
f.    Death or Disability. If the Executive’s employment is terminated by the Company on account of the Executive’s death or Disability (as defined below), such termination by the Company shall not constitute a termination without Cause pursuant to Section 2(c); provided, however, that any death or Disability of the Executive after the Notice Period commences will be treated in accordance with Section 2(c). For purposes of this Section 2(f), the term “Disability” means the Executive incurs a mental or physical disability that entitles the Executive to disability benefits under the Company’s long-term disability plan.
g.    Clawback Policy. Any “Covered Incentive Compensation” provided under this Agreement is subject to the Clawback Policy adopted by the Board, as in effect from time to time. “Covered Incentive Compensation” is defined in the Clawback Policy as any short-term or long-term cash or equity-based incentive award paid, granted, earned, or vested for a performance year or a performance period, if and only if such incentive award was granted after the effective date of the Clawback Policy (regardless of whether the performance for which the award was granted predated the effective date of the Clawback Policy).
3.    RESTRICTIVE COVENANTS.
a.    The Executive acknowledges and agrees that during employment with the Company, the Executive will acquire Confidential Information and secret information in relation to the Company and its parents, subsidiaries, affiliates, or other related entities (“Company Group”), and that through dealing closely with customers and clients the Executive will form close connections with and influence over those customers and clients. The Executive acknowledges and agrees that the Confidential Information and business relationships of the Company Group are necessary for the Company to continue to operate its business. The Executive further acknowledges and agrees that the Company has a reasonable, necessary and legitimate business interest in protecting its Confidential Information and business relationships and that the following covenants are reasonable and necessary to protect such business interests and are given for good and valuable consideration.
b.    The Executive hereby agrees that all times during the Term and for a period of twelve (12) months following the Termination Date or resignation of the Executive’s employment for any reason, the Executive shall not, on behalf of the Executive or any person or entity with which the Executive may become associated with in any manner:

(i)    directly or indirectly solicit, induce or in any manner attempt to solicit or induce any person employed by or acting as a director, employee, officer or agent of, or consultant to the Company or Company Group, to leave such position and become employed or associated with any other entity or business; or
(ii)    employ or attempt to employ or negotiate or arrange the employment or engagement by any other person, of any person who to the Executive’s knowledge was within six (6) months prior to the termination or resignation of the Executive’s employment for any reason, a director or employee of the Company or Company Group personally known to the Executive; or
(iii)    directly or indirectly solicit, interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Company or Company Group and any of their respective clients, customers, partners or joint venturers.
c.    The Executive agrees that the duration and geographic scope of the restrictive provisions set forth in Section 3(b) herein are reasonable. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Executive agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Executive also agrees that damages are an inadequate remedy for any breach of the restrictive provisions herein and that the Company shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of the non-solicitation provisions herein.
d.    The obligations of Executive under this Section 3 shall survive termination of this Agreement. Further, the provisions of this Section 3 shall continue to apply with full force and effect should the Executive transfer between or among the Company Group, wherever situated, or otherwise become employed by the Company Group, or be promoted or reassigned to positions other than that held by the Executive as of the Effective Date. The Company shall have the right to communicate the Executive’s ongoing obligations hereunder to any entity or individual with whom the Executive becomes employed by or otherwise engaged following termination of employment with the Company.
4.    CONFIDENTIAL INFORMATION.
a.    The Executive shall not during the Term and at all times following the termination or resignation of the Executive’s employment for any reason:
(i)    divulge or communicate to any person or persons any Confidential Information (except to employees of, or to attorneys, accountants or other professionals engaged by, the Company or Company Group with a need to know such information); or
(ii)    use any Confidential Information for the Executive’s own purposes or for any purposes other than those of the Company or Company Group; or
(iii)    through any failure to exercise all reasonable due care and diligence cause any unauthorized disclosure of any Confidential Information.
b.    “Confidential Information” includes, but is not limited to, all private, secret or confidential information concerning the business affairs of the Company or Company Group or concerning customers, clients, or employees of the Company or Company Group, including but not limited to the following: any financial information or valuation information concerning the Company or Company Group, and any other proprietary information of the Company or Company Group, including that relating to the demonstrably anticipated business of the Company or Company Group that the Executive obtains, develops or learns in the course of his or her employment by the Company or Company Group. Confidential Information specifically includes: any inventions (whether or not patentable), works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Executive during the term of his or her employment, all business, technical and financial information, including trade secrets, information about clients, including their names, addresses and investment history; information about employees or applicants for employment, their compensation, qualifications, and performance levels; all information regarding fees, commission and compensation, including former employees’ termination arrangements; all investment, advisory, technical or research data, and financial models developed by the Company or Company Group and its employees; methods of operation; manuals, books and notes regarding the products and services of the Company or Company Group; all drawings, designs, patterns, devices, methods, techniques, compilations, processes, product specifications and guidelines, future plans, cost and pricing information, computer programs, formulas, and equations; the cost to the Company or Company Group of supplying its products and services; written business records, files, documents, specifications, plans and compilations of information concerning the business of the Company; and reports, correspondence, records, account lists; price lists, budgets, indices, invoices and telephone records that the Executive obtains, develops or learns in the course of the Executive’s employment by the Company or Company Group; provided that Confidential Information does not include any information that is or becomes known to the public or within the trade or industry of the Company or Company Group unless it becomes known due to the Executive’s violation of this Agreement.
c.    All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listing, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) belonging to the business of the Company or Company Group (and any copies of the same): (i) shall be and remain the property of the Company or Company Group, and (ii) shall be delivered by the Executive to the Company (or to such other Company Group as the case may require) from time to time on demand and in any event on the termination of this Agreement.
d.    The Executive shall not at any time either during the Term, and at all times following the termination or resignation of the Executive’s employment for any reason, make any untrue, misleading or disparaging statement with respect to the Company or any Company Group (or any of its or their employees or officers).
e.    At no time following the termination or resignation of the Executive’s employment for any reason shall the Executive directly or indirectly represent himself or herself as being interested in or employed by or in any way connected with the Company or Company Group, other than as a former employee or officer of the Company or Company Group.
f.    Nothing in this Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
g.    The obligations of the Executive under Sections 3 and 4 shall survive termination of this Agreement.
5.    ARBITRATION.
a.    Except as provided herein, any and all disputes that arise out of or relate to the terms of this Agreement shall be resolved through final and binding arbitration. SUCH ARBITRATION SHALL BE IN LIEU OF ANY TRIAL BEFORE A JUDGE AND/OR JURY, AND THE EXECUTIVE AND THE COMPANY EXPRESSLY WAIVE ALL RIGHTS TO HAVE SUCH DISPUTES RESOLVED VIA TRIAL BEFORE A JUDGE AND/OR JURY. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, and claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the Executive’s employment with the Company or its termination. The only claims not covered by this requirement to arbitrate disputes, which shall instead be resolved pursuant to applicable law, are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; (iii) claims under the National Labor Relations Act; (iv) claims brought by the Company for alleged violations of Section 3 or 4 of this Agreement; and (v) claims that may not be arbitrated as a matter of law.
b.    Arbitration will be conducted in Boston, Massachusetts. Arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules” available at www.adr.org), provided, however, that the arbitrator shall allow the discovery required by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes. Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.
c.    During the course of arbitration, the Company will bear the cost of (i) the arbitrator’s fee, and (ii) any other expense or cost the Executive would not be required to bear if the Executive were free to bring the dispute or claim in court. Each party shall bear their own attorneys’ fees incurred in connection with the arbitration, except that the Company will reimburse the Executive if the Executive prevails on at least one material claim. Subject to the immediately preceding sentence, the arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract.
d.    The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.
6.    GENERAL.
a.    Effective as of the Termination Date, the Executive shall resign all officerships, directorships, trusteeships and other positions he or she may hold, in whole or in part, by virtue of his/her association with the Company and Company Group, and he or she shall execute and deliver such additional documents or instruments, if any, as may be requested by the Company or Company Group to confirm or effectuate such resignations.

b.    All payments under this Agreement shall be subject to applicable tax withholding, and the Company shall withhold from any payments hereunder all federal, state, local and non-U.S. taxes that the Company is required to withhold.
c.    This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Commonwealth of Massachusetts, without giving effect to conflict of law principles.
d.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all oral or written employment, consulting, severance, change of control or similar agreements between the Executive, on the one hand, and the Company or affiliates, on the other hand, except as otherwise set forth herein. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Executive are personal and may be performed only by him/her.
e.    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:

If to the Company:

OMAM
200 Clarendon Street, 53rd Floor
Boston, MA 02116
Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
f.    The Company shall indemnify the Executive to the full extent permitted by applicable law with respect to the Executive’s performance of duties and responsibilities to the Company and the Company Group, and the Company shall maintain reasonable insurance coverage (including but not limited to directors’ and officers’ liability insurance coverage) with respect to the Executive’s performance of duties and responsibilities to the Company and the Company Group.
g.    The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
h.    This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof, and supersedes all negotiations, proposals and agreements (whether written or oral) between them (or their respective affiliates or representatives) relating to the subject matter hereof. No agreements or representations (whether oral or otherwise, express or implied) that are not expressly set forth in, but that relate to the subject matter of, this Agreement have been made by either party.
7.    SECTION 409A. This Agreement shall be interpreted and operated to reflect the intent of the parties that all provisions of this Agreement shall comply with Section 409A of the Code. The Company shall not have any liability or obligation to the Executive with respect to any taxes that may become payable by the Executive pursuant to Section 409A. Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment within 15 days after the end of the six-month period, or if earlier, upon the Executive’s death. For all purposes under this Agreement, reference to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (as defined by Section 409A). With respect to any payments under this Agreement that are subject to Section 409A, in no event shall the Executive, directly or indirectly, designate the calendar year of a payment. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (c) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

By: EXECUTIVE

_______________________________________________

By: OMAM Inc.

________________________________________________

Attachment A

RELEASE OF CLAIMS
FOR AND IN CONSIDERATION OF the payments offered under the Severance Agreement between OMAM Inc. (the “Company”) and me dated as of August ___, 2017 (the “Agreement”), which payments are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, I, on my own behalf and on behalf of my heirs and estate, voluntarily, knowingly and willingly settle, release and forever discharge the Company, its subsidiaries, affiliates, parents, shareholders, members, and owners, together with each of those entities’ respective officers, directors, shareholders, members, owners, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all legally waivable claims and rights of any nature whatsoever which I now have or in the future may have against them, whether known or unknown, suspected or unsuspected for any act, omission or event up to and including the date I sign this Release and Waiver of Claims.
This release includes, but is not limited to, any rights or claims relating in any way to my employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, and the Employee Retirement Income Security Act of 1974, all as amended, and the Massachusetts Law Prohibiting Unlawful Discrimination, Massachusetts Equal Pay Law, except for claims that cannot be waived related to inquiry or discussion of wages, Massachusetts Right to be Free from Sexual Harassment Law, Massachusetts Age Discrimination Law, Massachusetts Equal Rights Law, Massachusetts Equal Rights for the Elderly and Disabled Law, Massachusetts Civil Rights Law, Massachusetts False Claims Act, Massachusetts Family and Medical Leave Laws and Small Necessities Act, Massachusetts labor and industry privacy law, and any other federal, state or local law.
By signing this agreement, I am acknowledging that this waiver includes any future claims against the Company under Mass. Gen. Laws ch. 149, § 148 - the Massachusetts Wage Act.  These claims include, but are not limited to, failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, claims for improper wage deductions, and claims for failing to provide proper check-cashing facilities. This settlement and release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, equity grants, carried interest points, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination, retaliation and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, whistleblower status, harassment or any other basis prohibited by law; provided, however, that I am not releasing any claims related to enforcement of the terms of the Agreement.
Nothing in the Agreement or Release and Waiver of Claims restricts or prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company or any others covered by the release of claims in this Agreement resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event I obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to the Agreement. Neither this Agreement nor the Release and Waiver of Claims limits my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. I do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and do not need to notify the Company that I have engaged in such conduct. I understand that federal law provides criminal and civil immunity to federal and state clams for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
I acknowledge that, in signing this Release and Waiver of Claims, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly in the Agreement and that are intended to survive separation from employment, in accordance with the terms of the Agreement.
General Release for Age Claims. In addition to all other claims released for the payment(s) described in the Consideration clause, I waive all claims available against the Releasees arising out of my employment with the Company or the termination of that employment under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.
Acknowledgement of Voluntariness and Time to Review. I acknowledge that:
•    I have read this Release and Waiver of Claims and understand it;
•    I am signing this Release and Waiver of Claims voluntarily in order to release claims against the Company in exchange for payment that is greater than I would otherwise have received;

•    I am signing this Release and Waiver of Claims after the date of my separation from the Company and was offered at least 21 days to consider my choice to sign it;
•    The Company advises me to consult with an attorney;
•    I know that I can revoke this Release and Waiver of Claims within 7 days of signing it and that it does not become effective until that 7-day period has passed. To revoke, contact the General Counsel or Director of Talent and Rewards; and
•    I agree that changes to this Release and Waiver of Claims before its execution, whether material or immaterial, do not restart my time to review the Agreement.
Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:
Date

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